Filed Pursuant to Rule 424(b)(7)

Registration No. 333-136363

Prospectus Supplement

(to Prospectus dated March 22, 2007)

Owens Corning

106,396,658 Shares of Common Stock

This prospectus supplement to the prospectus dated March 22, 2007 relates to up to 106,396,658 shares of Owens Corning common stock, par value $0.01 per share, which we sometimes refer to as our common stock or Owens Corning common stock, which may be offered for sale from time to time by certain selling stockholders, whom we refer to as the selling stockholders. The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus supplement and the accompanying prospectus may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of our common stock for sale. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholders.

This prospectus supplement supplements and amends information contained in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus, and is qualified by reference to the accompanying prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the accompanying prospectus, including any amendments or supplements thereto.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.” The closing price of our common stock on the New York Stock Exchange on December 17, 2007 was $20.63 per share.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which corrects information with respect to a selling stockholder contained in the accompanying prospectus. The second part is the accompanying prospectus, which relates to up to 106,396,658 shares of Owens Corning common stock, which we refer to as the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholders may offer and sell, from time to time, an aggregate of up to 106,396,658 shares of our common stock under this prospectus supplement. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, before you make any investment decision.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any accompanying prospectus supplement.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

In this prospectus supplement, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term OCD refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy.

•

The terms Owens Corning, the Company, “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after OCD’s emergence from bankruptcy.

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SELLING STOCKHOLDERS

The information set forth in the following table supplements and amends the table set forth in the prospectus under the heading “Selling Stockholders” to correct a selling stockholder’s name from “CVI GVF (Lux) Master S.a.r.l.” to “Cargill Financial Services International, Inc.” and to update the number of shares of Owens Corning common stock beneficially owned by such selling stockholder. The information set forth below is subject to the qualifications and limitations set forth in the accompanying prospectus. The table below does not restate or replace the Selling Stockholders table (as previously provided pursuant to the accompanying prospectus) in its entirety but serves only to update such selling stockholder’s information as previously provided therein. The number of shares and percentage of ownership indicated in the following table is based on 130,913,061 outstanding shares of Owens Corning common stock.

	Number of Shares of Common Stock Beneficially Owned	Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus	Percentage of Shares of Common Stock Beneficially Owned
Name of Selling Stockholder			Before Offering	If Maximum Number of Shares Offered are Sold

Cargill Financial Services International, Inc.	1,000,333	1,000,333	*%	*

        *Represents less than 1%

S-1

Prospectus

Owens Corning

106,396,658 Shares of Common Stock

This prospectus relates to up to 106,396,658 shares of Owens Corning common stock, par value $0.01 per share, which we sometimes refer to as our common stock or Owens Corning common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” beginning on page 4, whom we refer to as the selling stockholders. The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of our common stock for sale. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.” The closing price of our common stock on the New York Stock Exchange on March 12, 2007 was $31.35 per share.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2007

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Corporate Secretary, (419) 248-8000.

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholders may offer and sell, from time to time, an aggregate of up to 106,396,658 shares of our common stock under this prospectus. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

In this prospectus, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term OCD refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy.

•

The terms Owens Corning, the Company, “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after OCD’s emergence from bankruptcy.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will,” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Some of the important factors that may influence possible differences include:

•	our legal restructuring;

•	competitive factors;

•	pricing pressures;

•	availability and cost of energy and materials;

•	construction activity;

•	interest rate movements;

•	issues involving implementation of new business systems;

•	achievement of expected cost reductions and/or productivity improvements;

•	general economic and political conditions, including new legislation;

•	overall global economic environment;

•	foreign exchange fluctuations;

•	the success of research and development activities;

•	difficulties or delays in manufacturing; and

•	labor disputes.

All forward-looking statements in this prospectus and any accompanying prospectus supplement should be considered in the context of the risk and other factors described above. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information, including the financial statements and related notes, appearing elsewhere in, or incorporated by reference into, this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Our Company

Owens Corning, a global company incorporated in Delaware, is headquartered in Toledo, Ohio, and is a leading global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites, which includes our Composite Solutions reportable segment. These segments comprised approximately 32%, 26%, 19%, and 23% of our total net sales, respectively, in fiscal 2006. Through our building materials product category, we manufacture and sell products primarily in the United States, Canada, Europe and Latin America, and through our composites product category, we manufacture and sell products primarily in the United States, Canada, Europe, Asia Pacific and Latin America. We maintain leading market positions in both of our major product categories.

On October 5, 2000, our predecessor company, OCD and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code to resolve asbestos claims against OCD and certain of its subsidiaries and protect the long-term value of OCD’s business. OCD satisfied the conditions of its plan of reorganization and emerged from bankruptcy on October 31, 2006, with all asbestos-related liabilities resolved through such plan of reorganization. At such time, the Company became the holding company for the Owens Corning companies.

Corporate Information

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com. Information on our website does not constitute part of this prospectus.

The Offering

The selling stockholders may offer all, some or none of their shares of our common stock. Please see “Plan of Distribution.”

Common stock offered by the selling stockholders	Up to 106,396,658 shares

Use of Proceeds	We will not receive any of the proceeds from this offering.

NYSE Symbol	“OC”

Determination of Offering Price	The selling stockholders may sell all or any part of the shares of our common stock offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors	Before investing in our common stock you should carefully read the “Risk Factors” beginning on page 2.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in, or incorporated by reference into, this prospectus, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2006, before you decide to buy the common stock offered by this prospectus. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock registered by this prospectus may adversely affect the market price of our common stock.

We have granted extensive registration rights to certain investors, which we refer to as the Investors, and the 524(g) Trust formed in connection with our emergence from bankruptcy, which we refer to as the 524(g) Trust. A substantial portion of our outstanding common stock is registered for resale under the registration statement of which this prospectus forms a part. We have granted the Investors rights to cause us, at our expense, to file the registration statement of which this prospectus forms a part as well as one or more registration statements under the Securities Act, covering resale of shares of common stock held by the Investors, certain of their affiliates and their assignees. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. Except in limited circumstances, there are no restrictions on the right of the Investors to register and sell some or all of their shares or shares held by their affiliates.

In addition, we have agreed to register for resale the 28.2 million shares of our common stock that were issued to the 524(g) Trust and with respect to which certain Investors have directly or indirectly entered into put and call arrangements with the 524(g) Trust. We have granted registration rights to both the Investors and the 524(g) Trust with respect to these shares. As is the case with the shares of our common stock held by the Investors, there are limited restrictions on when these shares issued to the 524(g) Trust can be registered or sold.

The ability of the Investors and the 524(g) Trust to sell a large number of shares could be adversely disruptive to the trading price of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

DILUTION

The sale of our common stock by the selling stockholders pursuant to this prospectus will not result in any dilution to our stockholders because the selling stockholders are selling outstanding shares of our common stock that they have previously acquired in connection with our emergence from bankruptcy.

SELLING STOCKHOLDERS

The information combined herein with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The shares of our common stock registered hereby were acquired by the selling stockholders in connection with the transactions contemplated by our plan of reorganization. Unless set forth in this section or under “Certain Transactions,” to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.

The number of shares and percentage of ownership indicated in the following table is based on 130,895,843 outstanding shares of Owens Corning common stock (except as otherwise indicated by footnotes).

The following table sets forth information with respect to the selling stockholders and the shares of Owens Corning common stock beneficially owned by the selling stockholders that may be offered from time to time pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of our common stock. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus	Percentage of Shares of Common Stock Beneficially Owned
				Before Offering	If Maximum Number of Shares Offered are Sold
Appaloosa Investment L.P. I	1,384,778	(1)(2)(3)	1,384,778	1.1%	*
Avenue Investments, L.P.	32,000	(4)	32,000	*	*
Avenue International, Ltd.	80,000	(4)	80,000	*	*
Avenue Special Situations Fund IV, LP	288,000	(4)	288,000	*	*
Blue Bay Value Recovery (Master) Fund Limited	3,882,199	(1)(5)	2,469,924	3.0%	1.0%
CVI GVF (Lux) Master S.a.r.l.	1,185,427		1,000,333	1.0%	*
Cerberus Partners, L.P.	654,000	(1)(6)	654,000	*	*
Citadel Equity Fund Ltd.	1,662,091	(1)(7)	1,300,666	1.3%	*
Credit Suisse Securities (USA) LLC	548,933		335,533	*	*
D. E. Shaw Laminar Portfolios L.L.C.	22,009,813	(8)(9)(10)	22,009,813	16.7%	*
D. E. Shaw Oculus Portfolios, L.L.C	4,801,999	(8)(9)	4,801,999	3.7%	*

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus	Percentage of Shares of Common Stock Beneficially Owned
				Before Offering	If Maximum Number of Shares Offered are Sold
Deephaven Distressed Opportunities Trading Ltd.	738,851	(11)(12)	738,851	*	*
Deephaven Event Trading Ltd.	2,012,349	(11)(13)	2,012,349	1.5%	*
MA Deep Event Ltd.	93,270	(11)(14)	93,270	*	*
Harbinger Capital Partners Master Fund I, Ltd.	17,908,243	(15)(16)	17,908,243	12.8%	*
Harbinger Capital Partners Special Situations Fund, L.P.	1,677,821	(17)(18)	1,677,821	1.3%	*
Highland Crusader Offshore Partners, L.P.	6,247,619	(19)	5,863,036	4.8%	*
J.P. Morgan Securities Inc.	6,792,213	(20)(21)	6,792,213	5.2%	*
King Street Capital, L.P.	1,721,918	(22)	1,721,918	1.3%	*
King Street Capital, Ltd.	3,683,882	(23)	3,683,882	2.8%	*
Lehman Brothers Inc.	4,887,842	(24)	4,490,769	3.7%	*
Marathon Special Opportunity Master Fund Ltd.	1,742,592	(1)(25)	1,600,666	1.3%	*
MatlinPatterson Global Opportunities Partners II L.P.	323,560	(26)	323,560	*	*
MatlinPatterson Global Opportunities Partners (Cayman) II L.P.	115,847	(26)	115,847	*	*
PI SPE LLC	6,871,687	(26)	6,871,687	5.3%	*
PI SPE CI LLC	2,460,270	(26)	2,460,270	1.9%	*
Mutual Beacon Fund	1,049,989	(27)(28)	967,889	*	*
Mutual Discovery Fund	1,822,402	(27)(29)	1,672,502	1.4%	*
Mutual Qualified Fund	844,565	(27)(30)	779,465	*	*
Mutual Shares Fund	3,094,452	(27)(31)	2,845,052	2.4%	*
Mutual Beacon Fund (Canada)	48,406	(27)	38,806	*	*
FTIF Franklin Mutual Beacon Fund	271,248	(27)	235,448	*	*
Franklin Mutual Global Discovery Fund	9,723	(27)	7,023	*	*
Franklin Mutual Recovery Fund	83,597	(27)(32)	79,497	*	*
Mutual Recovery Fund Ltd (Cayman)	11,536	(27)(33)	11,036	*	*
FTF—Franklin Mutual Shares Fund	9,446	(27)	4,848	*	*
Mutual Discovery Fund (Canada)	29,058	(27)	22,258	*	*
FTVIP Mutual Discovery Securities Fund	208,995	(27)(34)	190,995	*	*
FTVIP Mutual Shares Securities Fund	759,924	(27)(35)	697,324	*	*
AXA EQ Mutual Shares Portfolio	11,805	(27)	2,232	*	*
Plainfield Special Situations Master Fund Limited	1,370,401	(36)(37)	1,289,438	1.0%	*
Quadrangle Debt Opportunity Fund Master Ltd.	776,630	(38)	776,630	*	*
QDRF Master Ltd.	2,794,402	(38)	2,794,402	2.1%	*
Silver Point Capital Offshore Fund, Ltd.	1,553,704	(39)(40)	1,404,974	1.2%	*
Silver Point Capital Fund, L.P.	1,068,766	(39)(41)	965,411	*	*
Camulos Master Fund LP	150,000		150,000	*	*
Wayland Distressed Opportunities Fund I-B, LLC	172,483	(42)	30,000	*	*
Wayland Distressed Opportunities Fund I-C, LLC	343,562	(42)	55,000	*	*
Wayzata Opportunities Fund, LLC	2,972,358	(42)	412,250	2.3%	2.0%
Wayzata Opportunities Fund Offshore, L.P.	91,900	(42)	12,750	*	*
Wayzata Recovery Fund, LLC	2,500,000	(42)	240,000	1.9%	1.7%

*	Represents less than 1%

(1)	The selling stockholder has entered into a collar arrangement, providing for certain put rights and call rights relating to the shares that have been be issued to the 524(g) Trust, which we refer to as the Collar Shares.

(2)	David A. Tepper is the sole stockholder and president of Appaloosa Partners Inc., which we refer to as API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of Appaloosa Management L.P., which we refer to as the Manager. The Manager is the general partner of Appaloosa Investment L.P. I. Each of the foregoing persons disclaims beneficial ownership of the shares of common stock of the Company reported herein except to the extent of his or its pecuniary interest therein.

(3)	Includes 5,059 shares of common stock obtainable upon exercise of warrants held by Appaloosa Investment L.P. I. and 644,719 Collar Shares for which Appaloosa Investment L.P. I. has put and call rights.

(4)	Marc Lasry and Sonia E. Gardner, principals of the selling stockholder, in their capacities as such, may be deemed to have investment discretion and voting power over the shares of common stock owned by the selling stockholder.

(5)	BlueBay Asset Management plc, which we refer to as BlueBay, is the investment manager of BlueBay Value Recovery (Master) Fund Limited, which we refer to as BlueBay Value Recovery Fund. As investment manager, BlueBay has full voting and dispositive powers with respect to the shares of the common stock of the Company directly held by BlueBay Value Recovery Fund. Includes 709,191 Collar Shares for which BlueBay has put and call rights.

(6)	Cerberus Partners, L.P., a Delaware limited partnership, which we refer to as Cerberus, is the registered holder of 654,000 Collar Shares. Stephen Feinberg possesses sole power to vote and direct the disposition of all shares held by Cerberus and is therefore, for the purposes of Reg. Section 240.13d-3, deemed to beneficially own such shares.

(7)	Citadel Limited Partnership, which we refer to as Citadel, is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(8)	D. E. Shaw & Co. L.P. as investment adviser, has voting and investment control over any shares of common stock owned or that will be owned by the selling stockholder. Julius Gaudio, Eric Wepsic, Maximilian Stone, and Anne Dinning, or their designees, exercise voting and investment control over the shares on D. E. Shaw & Co. L.P.’s behalf.

(9)	Marc Sole, a senior vice president at D. E. Shaw & Co., L.P., which is an affiliate of and the investment adviser to D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., is a director of the Company.

(10)	Includes 1,287,943 shares obtainable upon exercise of warrants held by D. E. Shaw Laminar Portfolios, L.L.C. and 6,447,188 Collar Shares.

(11)	Deephaven Capital Management LLC, which we refer to as Deephaven is the investment manager to Deephaven Distressed Opportunities Trading Ltd., which we refer to as Deephaven Distressed, Deephaven Event Trading Ltd., which we refer to as Event Fund, and MA Deep Event Ltd., which we refer to as MA Deep Fund. As investment manager, Deephaven has full voting and dispositive power with respect to the shares of the common stock of the Company directly held by Deephaven Distressed, Event Fund and MA Deep Fund. Deephaven disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest in Deephaven Distressed, Event Fund and MA Deep Fund.

(12)	Includes 328,291 Collar Shares for which Deephaven Distressed Opportunities Trading Ltd. has put and call rights.

(13)	Includes 961,147 Collar Shares for which Deephaven Event Trading Ltd. has put and call rights.

(14)	MA Deep Fund is sponsored by JP Morgan Alternative Asset Management, Inc. and managed by Deephaven. MA Deep Fund is considered an affiliate of JP Morgan Chase & Company, which we refer to as JP Morgan, for purposes of 23 A and B of the Bank Holding Act. Deephaven has sole discretion to direct the investment activities of MA Deep Fund.

(15)	These securities may also be deemed to be beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C. , the investment manager of Harbinger Capital Partners Master Fund I, Ltd., which we refer to as Master Fund, HMC Investors, L.L.C., its managing member, which we refer to as HMC Investors, Harbert Management Corporation, which we refer to as HMC, the managing member of HMC Investors, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund, Raymond J. Harbert, a shareholder of HMC, and Michael D. Luce, a shareholder of HMC. Each such person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 13 or 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. The persons above may also be deemed to be affiliated with HMC Investments, Inc., a registered broker-dealer.

(16)	Includes 8,562,649 shares of common stock obtainable upon exercise of warrants by Master Fund and 1,740,741 Collar Shares for which Master Fund has put and call rights.

(17)	These securities may also be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC, which we refer to as HCPSS, HMC-New-York, Inc., which we refer to as HMCNY, HMC, Philip Falcone, Raymond J. Harbert, and Michael D. Luce. HCPSS is the general partner of Harbinger Capital Partners Special Situations Fund, L.P., which we refer to as Special Situation Fund. HMCNY is the managing member of HCPSS. HMC wholly owns HMCNY. Phillip Falcone is the portfolio manager of Special Situations Fund and is a shareholder of HMC. Raymond J. Harbert and Michael D. Luce are shareholders of HMC. Each such person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 13 or 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. The persons above may also be deemed to be affiliated with HMC Investments, Inc., a registered broker-dealer.

(18)	Includes 1,677,721 shares of common stock obtainable upon exercise of warrants held by Harbinger Capital Partners Special Situations Fund, L.P.

(19)	HCMLP is the beneficial owner of 7,184,420 shares of common stock and is the investment manager for HCOP and certain other registered holders of shares of common stock who may be deemed to share voting control over the shares of common stock for which each is the registered holder, including, Highland Credit Strategies Fund, Prospect Street High Income Portfolio and Prospect Street Income Shares. Strand is the general partner of HCMLP. Mr. James D. Dondero is a director and the President of Strand, and in that capacity, may be deemed to have or share voting control over the common stock held by HCMLP.

(20)	Includes 25,876 shares of common stock obtainable upon exercise of warrants held by J.P. Morgan Securities Inc. and
5,045,595 Collar Shares for which JPMorgan Chase Bank, National Association, which we refer to as JPMorgan Chase Bank, an indirect subsidiary of JP Morgan Chase & Co., has put and call rights and which J.P. Morgan Securities Inc. may sell on behalf of JPMorgan Chase Bank or its affiliates.

(21)	These securities may also be deemed to be beneficially owned by JP Morgan Chase & Co., the indirect parent of J.P. Morgan Securities Inc. and JPMorgan Chase Bank.

(22)	This includes 818,792 Collar Shares for which King Street Capital, L.P. has call rights.

(23)	This includes 1,760,083 Collar Shares for which King Street Capital, Ltd. has call rights.

(24)	Includes 319,559 shares of common stock obtainable upon exercise of warrants held by Lehman Brothers Inc. and 1,289,437 Collar Shares for which Lehman Brothers Inc. has put and call rights.

(25)	Includes 141,926 shares of common stock obtainable upon exercise of warrants held by Marathon Special Opportunity Master Fund Ltd.

(26)	The sole member of PI SPE LLC is MatlinPatterson Global Opportunities Partners II L.P. The sole member of PI SPE CI LLC is MatlinPatterson Global Opportunities Partners (Cayman) II L.P. Each of David J. Matlin and Mark R. Patterson hold 50% of the membership interests of MatlinPatterson LLC, the indirect beneficial owner of all of the membership interests of PI SPE LLC, PI SPE CI LLC, MatlinPatterson Global Opportunities Partners II L.P. and MatlinPatterson Global Opportunities Partners (Cayman) II L.P.

(27)	These selling stockholders are open or closed-end investment companies or other managed accounts which are advised by Franklin Mutual Advisers, LLC, or FMA, an investment advisor registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc., or FRI, a diversified financial services organization. Investment advisory agreements between FMA and the selling stockholder listed above grant FMA all investment and voting power over the common stock listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the shares and they disclaim beneficial ownership of any of the shares.

(28)	Includes 310,123 Collar Shares.

(29)	Includes 535,890 Collar Shares.

(30)	Includes 249,750 Collar Shares.

(31)	Includes 911,589 Collar Shares.

(32)	Includes 25,472 Collar Shares.

(33)	Includes 3,536 Collar Shares.

(34)	Includes 61,197 Collar Shares.

(35)	Includes 223,431 Collar Shares.

(36)	Plainfield Asset Management LLC, as investment manager, which we refer to as PAM, has voting and investment control over any shares of common stock owned or that will be owned by the selling stockholder. Max Holmes exercises voting and investment control over the shares as Chief Investment Officer of PAM.

(37)	Includes 70,963 shares obtainable upon exercise of warrants held by Plainfield Special Situations Master Fund Limited, which we refer to as PSSMF, and 1,289,438 Collar Shares for which PSSMF has put and call rights.

(38)	Quadrangle Debt Recovery Advisors LLC, Michael Weinstock, Andrew Herenstein, Christopher Santana and Josiah Rotenberg may be deemed to have beneficial ownership over the common stock held by Quadrangle Debt Opportunity Fund Master Ltd. and QDRF Master Ltd., which we refer to collectively as the Funds, by virtue of the authority granted to them by the Funds to vote and to dispose of the securities held by the Funds, including the common stock. Each such person disclaims beneficial ownership of the common stock except to the extent of their pecuniary interest therein.

(39)	Silver Point Capital, L.P., which we refer to as Silver Point, is the investment manager of Silver Point Capital Fund, L.P., which we refer to as SPCF, and Silver Point Capital Offshore Fund, Ltd., which we refer to collectively as the Funds and, by reason of such status, may be deemed to be the beneficial owner of all of the reported securities held by the Funds. Messrs. Edward A. Mulé and Robert J. O’Shea each indirectly control Silver Point and by virtue of such status may be deemed to be the beneficial owner of all of the reported securities held by the Funds. Messrs. Mulé and O’Shea disclaim beneficial ownership of the reported securities held by the Funds except to the extent of their pecuniary interest.

(40)	Includes 386,831 Collar Shares for which Silver Point Capital Offshore Fund, Ltd. has put and call rights.

(41)	Includes 257,888 Collar Shares for which Silver Point Capital Fund, L.P. has put and call rights.

(42)	Wayzata Investment Partners LLC, which we refer to as Wayzata, as investment adviser, has voting power and investment control over any shares of common stock owned or that will be owned by the selling stockholders. Patrick J. Halloran or his designees exercise voting and investment control over the shares on Wayzata’s behalf. Wayzata and Mr. Halloran disclaim beneficial ownership of the shares held by the Wayzata funds.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged.

A selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

To the extent required under the Securities Act, as amended, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, as amended. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, as amended.

Certain of the securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the securities under the Securities Act, as amended, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay certain expenses in connection with this offering, including the fees and expenses of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Investors (considered together) and one counsel retained by or on behalf of the 524(g) Trust, as the case may be.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

CERTAIN TRANSACTIONS

In connection with our emergence from bankruptcy, we entered into agreements with parties who have received shares of our common stock in exchange for their claims. The terms of the agreements summarized below are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these agreements.

Equity Commitment Agreement

OCD entered into an agreement, which we refer to as the Equity Commitment Agreement, with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that were not subscribed for and issued pursuant to a rights offering. In consideration for this commitment from J.P. Morgan Securities Inc., OCD paid a $100 million fee to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other investors, who we refer to, along with J.P. Morgan Securities Inc., as the Investors, whereby each Investor agreed to each purchase from J.P. Morgan Securities Inc. its pro rata portion of any shares of our common stock purchased by J.P. Morgan Securities Inc. under the Equity Commitment Agreement. The other Investors received a pro rata portion of the fee paid to J.P. Morgan Securities Inc. in consideration for their commitments under the syndication agreement. Subject to the terms of the Equity Commitment Agreement and related syndication agreement, the Investors purchased the approximately 70.0 million shares which were not subscribed for and purchased under the rights offering.

Put/Call Arrangements

On July 7, 2006, the Company entered into collar agreements with certain investment firms, which we refer to as the Investment Firms, granting certain put rights and call rights with respect to the 28.2 million shares that were issued to the 524(g) Trust on January 4, 2007. The Company’s rights and obligations under each of the collar agreements have been assigned to the 524(g) Trust.

Each Investment Firm that is a party to a collar agreement has a call right to purchase all or a portion of the shares set forth in its respective collar agreement from the 524(g) Trust at an exercise price of $37.50 per share. These call options will, in each case, expire twelve months after the date on which the shares were delivered to the 524(g) Trust. In addition, each of the collar agreements grants the 524(g) Trust an option to sell all or a portion of the shares issued to the 524(g) Trust to the Investment Firm that is a party to such collar agreement at an exercise price of $25.00 per share. These put options will, in each case, expire three months after the date on which the shares were delivered to the 524(g) Trust.

Each Investment Firm is either an affiliate of an Investor or entered into one or more separate agreements with certain Investors under which the individual Investor agreed to accept put and call rights for the 524(g) Trust’s shares that were similar to the rights that the Investment Firm had granted to the 524(g) Trust.

The aggregate number of shares of our common stock that are subject to the collar agreements is equal to the aggregate number of shares issued to the 524(g) Trust, such that, except as provided above, the 524(g) Trust will have an option to put, and is subject to a call option with respect to, each of its shares.

Registration Rights Agreements

On July 7, 2006, OCD entered into a registration rights agreement with J.P. Morgan Securities Inc., which we refer to, as amended, as the Investor Registration Agreement. The other Investors have the right to become parties to the Investor Registration Agreement, and joinders to the Investor Registration Agreement have been executed by, among others, the selling stockholders.

Also on July 7, 2006, OCD, the Asbestos Claimants’ Committee and the Future Claimants’ Representative finalized the terms of a form of registration rights agreement which was entered into by the Company and the 524(g) Trust upon the effectiveness of our plan of reorganization. We refer to this registration agreement, as amended, as the Trust Registration Agreement, and we refer to the Investor Registration Agreement and the Trust Registration Agreement together as the Registration Rights Agreements.

Among other things, pursuant to the terms of the Registration Rights Agreements:

•	the Company is required to file the registration statement of which this prospectus forms a part to effect the registration of Owens Corning common stock;

•	we are required to use our reasonable best efforts to cause that registration statement to remain continually effective and properly supplemented and amended for so long as the registration statement can remain effective under the Securities Act of 1933 or, if earlier, for two years following the earlier of (x) the last day on which an Investment Firm’s call right to purchase a portion of the 524(g) Trust’s shares expires pursuant to the collar agreements and (y) the purchase under the collar agreements of all the Owens Corning common stock subject to the collar agreements;

•	in the event that the registration statement of which this prospectus forms a part ceases to be effective, we will be required to use our reasonable best efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•	cause that replacement registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of that replacement registration statement;

•	if the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreements the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreements; and

•	the other parties to the Registration Rights Agreements received the right, subject to certain conditions and exceptions, to request that the Company file registration statements (subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby) with the SEC for an offering of all or part of their respective shares of Owens Corning common stock, which registration statement is referred to as a demand registration, and the Company is required to cause the demand registration to be filed with the SEC as promptly as practicable following any demand.

All expenses of registration under the Registration Rights Agreements, including the legal fees of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Investors (considered together) and one counsel retained by or on behalf of the 524(g) Trust, as the case may be, will be paid by the Company.

The registration rights granted in the Registration Rights Agreements are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreements also contain customary indemnification and contribution provisions, and certain representations and warranties made by us to the other parties to the Registration Rights Agreements. Further details concerning these representations and warranties and the other terms of the Registration Rights Agreements may be obtained through a review of the Registration Rights Agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

The Registration Rights Agreements are governed by Delaware law.

DESCRIPTION OF CAPITAL STOCK

For a full description of our common stock please see the documents identified in the section “Incorporation by Reference” in this prospectus.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift or estate tax consequences, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including that the U.S. tax consequences to a non-U.S. holder that is a partnership of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners, or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, “controlled foreign corporations,” “passive foreign investment companies,” tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, traders in securities, and non-U.S. holders liable for the alternative minimum tax; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this registration statement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to acquiring, owning and disposing of shares of our common stock.

Dividends

In the event that we pay distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes only to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions on our common stock in excess of our current and accumulated earnings and profits will, to the extent of such excess, constitute a return of capital and first reduce the non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to a gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” which we refer to as a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date the non-U.S. holder disposes of our common stock or the period the non-U.S. holder held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, our common stock will be treated as a United States real property interest in the hands of a non-U.S. holder only if such non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date such non-U.S. holder disposes of our common stock or the period such non-U.S. holder held our common stock, and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then such non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated U.S. federal income tax rates.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or an agreement with the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the Internal Revenue Service and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the Internal Revenue Service, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the Internal Revenue Service unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income tax considerations is not tax advice and is not based on an opinion of counsel. Accordingly, each prospective non-U.S. holder of our common stock should consult its own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to the fiduciary responsibility provisions of Title I of Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of Section 406 of ERISA or Section 4975 of the Code, which we refer to collectively as the Similar Laws, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, we refer to each such plan as a Benefit Plan.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Benefit Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Benefit Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Benefit Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our common stock by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, which we refer to as PTCEs, that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory prohibited transaction exemption for some transactions between Benefit Plans and non-fiduciary service providers who are parties in interest if specified conditions are satisfied. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under Section 406 of ERISA or Section 4975 of the Code.

Moreover, the purchase of our common stock using the assets of a Benefit Plan for which we, the initial purchaser or any of our respective affiliates has investment authority, or is the plan sponsor, might be deemed to be a violation of the prohibited transaction rules of ERISA and/or Section 4975 of the Code for which no exemption may be available. Accordingly, our common stock may not be purchased using the assets of any Benefit Plan if we, the initial purchaser or any of our respective affiliates (i) has investment authority with respect to the assets of such Benefit Plan or (ii) is the sponsor of such Benefit Plan.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Benefit Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.owenscorning.com. You may access our and OCD’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2006, filed on March 14, 2007;

•	our current reports on Form 8-K filed on January 10, 2007, February 21, 2007 and February 28, 2007; and

•	the description of our common stock as set forth in our Registration Statement on Form 8–A filed with the SEC on October 19, 2006 (File No. 001-33100).

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offering is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Corporate Secretary

(419) 248-8000

Owens Corning

106,396,658 Shares of Common Stock

PROSPECTUS SUPPLEMENT

December 18, 2007